Exhibit 99.1

TETON PETROLEUM ACQUIRES 123,000 ACRES
IN THE EASTERN DENVER-JULESBURG BASIN

Second Acquisition of Rocky Mountain Acreage
Brings Teton’s Land Base to 186,300 Gross Acres

DENVER - April 14, 2005 - (PR Newswire) - Teton Petroleum (AMEX: TPE) announced today that it closed on the purchase of 123,000 acres of an 180,000-acre acquisition in the Eastern Denver-Julesburg Basin. Teton anticipates that it will purchase leases covering substantially all of the remaining 57,000 acres in two separate tranches which are expected to close by the end of May and June, respectively.

Today’s exploratory acreage acquisition represents Teton’s continued focus on building a sizeable exploration and production footprint in the Rocky Mountains. The Company’s primary geologic focus underlying these lands is the prolific Niobrara biogenic gas play. Teton will operate the acreage block with a net revenue interest of approximately 82.3%. Lease terms are generally five years with a preferential right at expiration to extend most of the acreage for an additional five years. Fee lands comprise 95% of the acreage block.

This D-J Basin acreage project represents Teton’s second acquisition in the Rocky Mountain region. On February 16, 2005, the Company announced the acquisition of a 25% interest in Piceance Gas Resources, which controls 6,300 gross acres directly northwest of Grand Valley Field in the Piceance Basin of western Colorado.

A letter of intent between Teton Petroleum and two undisclosed private companies was originally signed on December 17, 2004. On January 5, 2005, the companies signed a purchase and sale agreement after which Teton paid $347,354 in earnest money. The total purchase price will be paid primarily from cash on hand, with the remainder payment in stock and warrants. Total purchase terms were not disclosed.

Management’s Comments
Karl F. Arleth, Teton Petroleum CEO and President said: “Based on Niobrara well data from adjacent fields - the Waverly Field, 170 Bcf of cumulative production, Republican Field, 35.6 Bcf, and the Bonnie Field, 39.1 Bcf - we believe our acreage has the potential for significant reserve and production additions. We are in the planning stages of designing our initial exploratory effort with particular concentration on acquiring additional 2-D and possibly 3-D seismic data, followed by a pilot drilling program focused on three areas. Today’s transaction, combined with our earlier announced acquisition in the Piceance Basin, firmly strengthens our position in the Rocky Mountain region. Going forward, it is our intention to develop multiple projects and prospects that fully exploit the opportunities in each of these basins, as well as identify new exploration and production opportunities within the Rockies.”

About Teton Petroleum Company
Teton Petroleum is an exploration and production company with operations in the Rocky Mountains of the U.S., and is headquartered in Denver, Colorado. The Company’s common stock trades as TPE on the American Stock Exchange. More information on the acquisition will be made available on the Company’s website, www.tetonpetroleum.com, and through additional press releases as the projects develop.

Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management. More information about potential factors that could affect the Company's operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2004. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.tetonpetroleum.com. Copies are available without charge, upon request from the Company.

For more information, please contact:
Gillian Kane
gkane@tetonpetroleum.com
(303) 542-1878